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Exhibit 99.1

ACUSPHERE ELECTS SANDRA FENWICK TO BOARD OF DIRECTORS

WATERTOWN, MA, September 9, 2004—Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company that develops drug products using its proprietary porous microparticle technology, announced today that Sandra L. Fenwick has been elected to the Company's Board of Directors. Ms. Fenwick is Chief Operating Officer of world-renowned Children's Hospital in Boston, Massachusetts. She has senior level responsibility and authority for the management of patient care programs, facility planning and management, strategic planning and development as well as operating and capital budgets for an organization with $750 million in revenues. She has served on numerous boards, including ten years on the board of Tufts Associated Health Maintenance Organization Inc., a managed care company with $2 billion in revenues and offering a full range of health care coverage options, including Health Maintenance Organization (HMO), Point of Service (POS) and Preferred Provider Organization (PPO) plans. The election of Ms. Fenwick expands the number of directors on the Company's board to six. In addition to joining the Company's Board of Directors, Ms. Fenwick will also serve as a member of the Company's Audit Committee.

"Sandra Fenwick brings extensive hospital management and managed care experience to our Board of Directors," said Sherri C. Oberg, President and Chief Executive Officer of Acusphere. "This expertise is important to us because the primary potential customers for our lead product, AI-700, are hospital-based physicians. In addition, we look forward to benefiting from her strategic guidance as we continue to develop AI-700 and prepare for its commercial sale in a managed care environment."

Prior to joining Children's Hospital in 1999, Ms. Fenwick was Senior Vice President of System Development for CareGroup, Inc., a $1.2 billion regional system of health care providers including 1800 physicians and six hospitals, such as Harvard-affiliated Beth Israel Deaconess Medical Center and Mt. Auburn Hospital, as well as New England Baptist Hospital. Prior to its merger with CareGroup, Ms. Fenwick served at Beth Israel Hospital for 20 years in various areas of increasing responsibility including Vice President and Deputy Director, Vice President of Clinical Services Planning and Development and Vice President of Network Development for Beth Israel Healthcare. She holds a Bachelor of Science Degree, with distinction in biology and chemistry, from Simmons College and a Masters in Public Health degree from the University of Texas School of Public Health.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere's three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere's lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development. AI-700 is designed to be used in a preferred alternative procedure to the estimated 9.5 million procedures done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. For more information about Acusphere visit the Company's web site at www.acusphere.com.

This Release contains forward-looking statements, including statements regarding the commercial preparation for the Company's lead product, AI-700. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere's Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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Contact: John F. Thero Acusphere, Inc. Sr. Vice President and CFO	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800

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  Exhibit 99.1
ACUSPHERE ELECTS SANDRA FENWICK TO BOARD OF DIRECTORS